Exhibit 17.7

May 7, 2020

Wealthbridge Acquisition Limited

Unit B, 17/F Success Commercial Building

245-251 Hennessy Road

Wanchai, Hong Kong

Attn: Board of Directors

Re:	Resignation

To the Board of Directors of
Wealthbridge Acquisition Limited

I hereby resign as a member of the Board of Directors of Wealthbridge Acquisition Limited, effective as of the date hereof.

Very truly yours,

/s/ Simin Xie
Simin Xie